UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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DECORIZE, INC.
_______________________________________________________
(Name of Registrant as Specified In Its Charter)

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DECORIZE, INC.
1938 E. Phelps
Springfield, MO 65802

NOTICE OF ACTION BY
WRITTEN CONSENT OF STOCKHOLDERS

To our Stockholders:

This Information Statement is furnished by the Board of Directors of Decorize, Inc., a Delaware corporation (the "Company"), to holders of record of the Company's common stock, $.001 par value per share, at the close of business on January 12, 2005, pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The purpose of this Information Statement is to inform our stockholders that on January 12, 2005, holders of a majority of the voting capital stock of the Company acted by written consent in lieu of a special meeting of stockholders to approve the issuance of warrants exercisable for common stock, the amendment of the terms of exercise or conversion of certain outstanding warrants and preferred stock, the issuance of a convertible note, and the issuance of shares of common stock, including any shares to be issued upon exercise or conversion of the foregoing securities. This Information Statement shall be considered the notice required under Section 228(e) of the Delaware General Corporation Law.

The issuance of the New Warrants, the amendments to the Existing Warrants and the Note, and the amendment to the Certificate of Designations for the Preferred Stock will not become effective until at least 20 days after the initial mailing of the definitive Information Statement.

No action is required by you. The accompanying information statement is furnished only to inform our shareholders of the action described above before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Act of 1934, as amended. This information statement is being mailed to you on or about January ___, 2005.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PLEASE NOTE THAT THE COMPANY'S CONTROLLING STOCKHOLDERS HAVE VOTED TO APPROVE THE ISSUANCE OF THE NEW WARRANTS, THE AMENDMENT TO THE EXISTING WARRANTS AND THE SRC NOTE, THE ISSUANCE OF DEFAULT SHARES AND THE POSSIBLE EXCHANGE OF EXISTING WARRANTS. THE NUMBER OF VOTES HELD BY THE CONTROLLING STOCKHOLDERS ARE SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT FOR THESE ACTIONS AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THESE TRANSACTIONS.
By Order of the Board of Directors Gaylen Ball Secretary

Springfield, Missouri
January __, 2005

DECORIZE, INC.
1938 E . Phelps
Springfield, Missouri 65802

INFORMATION STATEMENT

INTRODUCTORY STATEMENT

Decorize, Inc. is a Delaware corporation with its principal executive offices located at 1938 E . Phelps, Springfield, Missouri 65802. Our telephone number is (417) 879-3326. This Information Statement is being sent to our stockholders by the Board of Directors to notify them about action that the holders of a majority of our outstanding voting capital stock have taken by written consent, in lieu of a special meeting of the stockholders. The action was taken on January 14, 2005, in accordance with the relevant Sections of the Delaware General Corporation Law. This action was taken by our majority stockholders who own in excess of the required majority of our outstanding common stock necessary for the adoption of the actions.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Copies of this Information Statement are expected to be mailed on or before January 28, 2005, to the holders of record on January 14, 2005, of the outstanding shares of our common stock. Any issuances of the Common Stock of the Company to be made in connection with the matters subject to approval of the stockholders will not be completed until at least 20 days after delivery of this Information Statement. The information statement is being delivered only to inform you of the corporate action described herein before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended.

We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS' MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

PLEASE NOTE THAT THE COMPANY'S CONTROLLING STOCKHOLDERS HAVE VOTED TO APPROVE THE ISSUANCE OF THE NEW WARRANTS, THE AMENDMENT TO THE EXISTING WARRANTS AND THE SRC NOTE, THE ISSUANCE OF DEFAULT SHARES AND THE POSSIBLE EXCHANGE OF EXISTING WARRANTS. THE NUMBER OF VOTES HELD BY THE CONTROLLING STOCKHOLDER IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT FOR THE ISSUANCE OF THE NEW WARRANTS, THE AMENDMENT TO THE EXISTING WARRANTS AND THE SRC NOTE, THE ISSUANCE OF DEFAULT SHARES AND THE POSSIBLE EXCHANGE OF EXISTING WARRANTS AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THESE ACTIONS.

GENERAL INFORMATION

On January 14, 2005, our Board of Directors authorized and approved, subject to shareholder approval, a letter agreement with SRC Holdings Corporation, a Missouri corporation and stockholder of Decorize (“SRC”) and Quest Capital Alliance, L.L.C., a Missouri limited liability company and stockholder of Decorize (“Quest”), which was executed after the close of business on January 14, 2005, but to be effective as of January 12, 2005 (the “Letter Agreement”). The Letter Agreement requires Decorize (i) to issue warrants exercisable for shares of Decorize common stock, par value $.001 per share (“Common Stock”), to SRC and Quest, (ii) to reduce the exercise and conversion prices of outstanding Decorize warrants and securities held by SRC and Quest, (iii) to amend an existing promissory note payable by Decorize to SRC to permit the note to be converted into Common Stock, (iv) to obtain life insurance policies on Steve Crowder, the President and Chief Executive Officer of Decorize, with SRC, Quest and Decorize as the beneficiaries under those policies, (v) to register under the Securities Act of 1933, as amended, (the “Securities Act”), all Common Stock issued to SRC and Quest, including but not limited to the Common Stock issued pursuant to the Letter Agreement, and (vi) to further reduce the exercise and conversion prices of the warrants and securities convertible into Common Stock, if any amount is paid to the Bank by SRC or Quest under the Guaranty or if the Guaranty is required to extend past June 30, 2006.

We have one class of voting securities, Common Stock, of which each share is entitled to one vote. As of January 14, 2005, there were 13,136,735 shares of Common Stock outstanding. The consent of shareholders holding more then 50% of the votes entitled to be cast approved an amendment to authorize the matters contemplated by the Letter Agreement.

DESCRIPTION OF SECURITIES

Our authorized stock consists of 50 million shares of Common Stock and 10 million shares of preferred stock, $.001 stated value per share. The following is a summary of the terms and provisions of our capital stock.

Common Stock

We are authorized to issue up to 50 million shares of Common Stock, each of which is entitled to one vote per share. The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our Board of Directors;

•	are entitled to share ratably in all of our company's assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of Decorize's affairs; and

•	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights.

Holders of our Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose, and in such event the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

Our Board of Directors is authorized, without further action by the stockholders, to issue up to 10 million shares of preferred stock and to establish, without stockholder approval, one or more classes or series of Decorize preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, and limitations that our Board of Directors may designate. No shares of our preferred stock are issued or outstanding. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and restrict their rights to receive payments upon our liquidation. It could also have the effect of delaying, deferring or preventing a change in control of Decorize.

On February 13, 2004, Decorize completed a private placement of 500,000 shares of its Series A Convertible Preferred Stock, par value $.001 per share (the “Preferred Stock”), to SRC Holding Corporation, at a price of $1.00 per share. Each share of Preferred Stock was initially convertible into one share of Common Stock, however, under the Letter Agreement, Decorize agreed to lower the conversion price of the Preferred Stock to $0.40 per share, such that each share of Preferred Stock is convertible into 2.5 shares of Common Stock. The Preferred Stock ranks prior, both as to payment of dividends and upon liquidation of Decorize, to the Common Stock. The liquidation preference of the Preferred Stock is equal to $1.00 per share, plus all accrued and unpaid dividends. Holders of the Preferred Stock are entitled to receive cumulative quarterly dividends that accrue at an annual rate equal to 8% per annum, compounded annually. Each share of Preferred Stock is initially convertible into one share of Common Stock. The Preferred Stock shall be automatically converted into Common Stock at the current conversion price on the close of trading on any date on which the closing price of the Common Stock has been at or above $2.50 per share for at least ten consecutive trading days, and the average trading volume of the Common Stock has been at least 40,000 shares per day for no less than twenty trading days. The Preferred Stock is redeemable upon the affirmative vote of the holders of the Preferred Stock in three installments on the third, fourth and fifth anniversaries of the closing date. The Preferred Stock is redeemable at Decorize's option at any time upon thirty days' notice to the holders of the Preferred Stock for a price equal to $1.00 per share, plus the sum of any accrued, unpaid dividends and an optional redemption premium equal to (i) ten percent during the period from the closing date to the second anniversary of the closing date, and (ii) five percent during the period from the day after the second anniversary of the closing date to the third anniversary of the closing date.

The holders of Preferred Stock have the right to appoint two directors of the Company, voting separately as a class, and those directors may only be removed and replaced by the affirmative vote of a majority in interest of the Preferred Stock. In addition, the Company agreed not to consummate any merger, sell substantially all of its assets, enter into a liquidation proceeding, amend its certificate of incorporation or effect any other transaction for which the approval of the Company’s stockholders is required by Delaware law or any federal securities or securities exchange regulations applicable to the Company, unless it obtains the approval of the holders of Preferred Stock or redeems all outstanding shares of Preferred Stock at the closing of such transaction. Subject to certain exceptions, the Company also agreed that it will not issue any new shares of preferred stock, common stock or convertible securities without the consent of the holders of Preferred Stock. The Company will not issue stock options for more than 250,000 shares of Common Stock during the next three years without the affirmative vote of the Preferred Stock, unless such options have an exercise price in excess of $1.40, as adjusted for any capital transactions, or the outstanding Preferred Stock is redeemed in connection with such transaction.

Common Stock Warrants

Under the Letter Agreement, Decorize agreed to issue warrants to SRC to acquire 1,500,000 shares of Decorize Common Stock, and warrants to Quest to acquire 750,000 shares of Common Stock (the “New Warrants”), at an initial exercise price equal to $0.40 per share. Decorize also agreed to reduce the exercise price of warrants currently outstanding in favor of SRC and Quest, which are exercisable for an aggregate 1,500,000 shares of Common Stock and an aggregate 1,057,143 shares of Common Stock, respectively (the “Existing Warrants”), to $0.40 per share. The exercise period of the Existing Warrants will be reduced such that 50% will expire six months from the date of issuance and the remaining 50% shall expire one year from the date of issuance. The exercise period of the New Warrants will be 5 years from the date of issuance. The exercise price of the Existing Warrants and the New Warrants is subject to adjustment if Decorize subdivides its outstanding shares into a smaller number of shares, in which case the exercise price will be decreased, or if Decorize combines its shares into a smaller number of shares, in which case the exercise price will be increased. In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock, or in case of any consolidation, merger or other business combination or in case of any sale of all or substantially all of the assets of Decorize, Decorize shall adjust the exercise price of the warrants accordingly. Furthermore, the exercise and conversion prices of the New Warrants and the Existing Warrants shall be reduced to the lower of (i) $0.20 per share or (ii) 50% of the 20-day trailing market price, if SRC is required to pay any amounts to the Bank under the Guaranty or if the Guaranty continues beyond June 30, 2006.

Convertible Note

On October 5, 2004, the Company issued a promissory note in the aggregate principal amount of $750,000 to SRC (the “SRC Note”), which was issued in substitution for another promissory note previously issued in April 2004. In connection with the transactions contemplated under the Letter Agreement, the SRC Note is to be amended to be convertible into shares of Common Stock, at an initial conversion price of $0.40 per share, subject to further adjustment as set forth therein. The SRC Note bears interest at prime plus 0.5%, with monthly payments of interest being made on the first day of each calendar month. All amounts outstanding under the new note are payable upon demand from SRC to Decorize. The Letter Agreement calls for the SRC Note to be subordinate to the interests of the Bank under the Credit Facility.

PROPOSAL TO AUTHORIZE THE ISSUANCE OF SHARES OF COMMON STOCK
AND CERTAIN CONVERTIBLE SECURITIES

On January 14, 2005, we obtained a one year line of credit (the “Line of Credit”) from Bank of America, N.A. (the “Bank”), in the initial principal amount of up to $4,000,000, subject to calculation of eligible accounts receivable and inventory. The Line of Credit was established under a Loan Agreement entered into between Decorize and the Bank, made effective as of January 12, 2005 (the “Loan Agreement”). The Bank required, as a condition to closing under the Loan Agreement, that the Line of Credit be guaranteed by SRC in an amount limited to $750,000 pursuant to a Commercial Guaranty (the “Guaranty”). Quest agreed to provide a supplemental guaranty to SRC in the amount of $250,000 of the amount guaranteed by SRC. In addition, SRC and James K. Parsons, a director, officer and shareholder of the Company, each agreed to subordinate all indebtedness owed to them by Decorize to the Bank.

In consideration of SRC providing the Guaranty, Decorize entered into the Letter Agreement. The Letter Agreement provides for Decorize to issue the New Warrants to SRC and Quest, which are exercisable for 1,500,000 and 750,000 shares of Common Stock, respectively. The New Warrants have an initial exercise price of $0.40 per share and are exercisable for five years from the date of the Letter Agreement. Decorize also agreed to amend the Existing Warrants to reduce the exercise price to $0.40 per share, as adjusted, and to change the exercise period of the Existing Warrants such that 50% will expire six months from the date of issuance and the remaining 50% shall expire one year from the date of issuance. Decorize also agreed to reduce the applicable conversion price of all outstanding shares of the Preferred Stock to a conversion price of $0.40 per share. Decorize also agreed in the Letter Agreement to issue to SRC, a second amended and restated promissory note in the principal amount of $750,000 (the “Amended Note”), in replacement of the SRC Note. Amounts outstanding under the Amended Note would be made convertible into shares of Common Stock at an initial conversion price of $0.40. Finally, if the Bank exercises the Guaranty, Decorize is required to grant to SRC and Quest, 1,250,000 and 625,000 shares of Common Stock, respectively (the “Default Shares”).

The exercise price of the New Warrants and the Existing Warrants, and the conversion price of the Series A Preferred, and the Amended Note, are subject to adjustment if Decorize subdivides its outstanding shares into a smaller number of shares, in which case the price will be decreased, or if Decorize combines its shares into a smaller number of shares, in which case the price will be increased. In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock, or in case of any consolidation, merger or other business combination or in case of any sale of all or substantially all of the assets of Decorize, Decorize shall adjust the exercise price of the New Warrants and the Existing Warrants, and the conversion price of the Series A Preferred and the Amended Note, accordingly. Furthermore, the exercise and conversion prices of the New Warrants, Existing Warrants, Series A Preferred and the Amended Note shall be reduced to the lower of (i) $0.20 per share or (ii) 50% of the 20-day trailing market price, if SRC is required to pay any amounts to the Bank under the Guaranty or if the Guaranty continues beyond June 30, 2006.
Decorize’s obligations under the Letter Agreement are subject to Decorize first making all appropriate filings and obtaining all approvals required under applicable federal securities laws and the American Stock Exchange (“AMEX”). Decorize believes that the issuance of the Default Shares and any shares of Common Stock to be issued upon exercise or conversion of the New Warrants, the Existing Warrants, the Preferred Stock and the Amended Note, and any shares of Common Stock issuable upon exercise of any other outstanding warrants that may be amended by Decorize and such holders (collectively, the “Securities Transactions”), may require the approval of the stockholders of Decorize. As used herein, the term “Securities Transactions” will include the issuance of the warrants, preferred stock, notes and other derivative securities issued in connection with the Letter Agreement, even though it is the issuance of the underlying shares of Common Stock that requires stockholder approval under AMEX rules. Decorize’s obligations under the Letter Agreement are subject to the completion of (i) any filings to be made with AMEX and the filing and delivery of this Information Statement under Section 14 of the Securities Act and (ii) any related waiting periods. The Letter Agreement and the transactions contemplated thereunder have been approved by Decorize’s Board of Directors and stockholders holding a majority of the outstanding shares of Common Stock, in accordance with applicable requirements of the American Stock Exchange, and the Company is filing an Information Statement with respect to those transactions to be delivered to its stockholders, in accordance with the requirements of Delaware law and the federal securities laws. The completion of the transactions contemplated by the Letter Agreement is scheduled to occur no earlier than 20 days following the due delivery of the Information statement to the stockholders of Decorize.

In connection with the Securities Transactions, Decorize agreed to register under the Securities Act, the resale of all Common Stock issued or issuable to SRC and Quest, including Common Stock issued or issuable to SRC and Quest pursuant to the terms of the Letter Agreement. The registration statement must be filed within thirty days of Decorize’s receipt of notice from SRC and Quest that the Guaranty has been called by the Bank, that Decorize and Quest intend to exercise any of the New Warrants or the Existing Warrants, or that SRC intends to convert the Amended Note.

PURPOSE OF TRANSACTIONS

Reason for Obtaining Line of Credit; Requirement of SRC Guaranty

Prior to obtaining the credit line, Decorize and its subsidiaries regularly sold the majority of their accounts receivable to the CIT Group under global factoring arrangements in order to provide Decorize with working capital liquidity. The factoring arrangements, however, provided insufficient capital to enable Decorize to expand its operations. Decorize also believes that obtaining a more traditional financing arrangement with the Bank through the line of credit ultimately will assist Decorize in building its credit. Prior to obtaining the credit line, Decorize examined a number of options and determined that the Bank credit line provided Decorize with the most available credit and the best flexibility to implement its business plan. As a condition of obtaining the credit line, the Bank required that SRC guaranty $750,000 of the line of credit, and after several weeks of negotiations SRC and Decorize agreed to the terms set forth in the Letter Agreement in consideration of SRC’s agreement to provide the guaranty. Because Decorize will be able to utilize some of the funds available under the credit line to provide it with working capital for growth and for the reasons set forth below, Decorize believes that the credit line and the Letter Agreement with SRC will benefit Decorize.

Decorize believes that the Credit Line will enhance its working capital situation and increase the likelihood that it may expand its current operations in Asia, subject to Decorize continuing to improve profitability. It is possible, however, that Decorize will continue to require additional equity and debt financing in order to provide it sufficient operating capital until such time as it can become sufficiently cash flow positive to fund operations on a stand-alone basis.

Reason for Current and Proposed Amendments to Outstanding Warrants

Decorize believes that the changes agreed upon to the Existing Warrants will assist it with any potential private equity financing transactions pursued in the future. In the short term, Decorize believes that by rationalizing the strike price and making the exercise period for the Existing Warrants terminate within a year, the amendments increase the likelihood that the holders of Existing Warrants will make additional equity investments through the exercise of those warrants. In the longer term, the amendments should make Decorize a more attractive candidate by removing the significant overhang that currently exists by virtue of Decorize, with approximately 13.1 million shares outstanding, having issued warrants that are currently exercisable for approximately 5.1 million additional shares, representing more than 25% of its fully diluted equity. The amendments will reduce this overhang by eliminating the Existing Warrants within 12 months, either through conversion at the lower price or termination under the shorter expiration period.

Because of the advantages Decorize perceives in amending the Existing Warrants, it has contacted certain of its other existing warrant holders for purposes of negotiating the reduction of the applicable exercise periods, in exchange for a reduction in the applicable exercise price on substantially the same terms as were granted to SRC and Quest. Decorize believes that if it is successful in doing so, it will increase the possibility of raising additional capital or, at a minimum, reducing the number of dilutive securities that are outstanding. The warrant holders are a limited number of accredited investors, and any exchange or amendments made with them will be done in accordance with applicable exemptions under the federal securities laws. The written consent signed by the Majority Stockholders approved any issuance of Common Stock or warrants to be made in case Decorize obtains the agreement of one or more of those warrant holders to amend the terms of their Existing Warrants. Please note that Decorize is not making any offering of debt or equity securities at this time, and this Information Statement is not intended to constitute an offer to sell or a solicitation of any offers to purchase any of its securities.

INTEREST OF CERTAIN PERSONS

The holders of the Preferred Stock have the right to appoint two directors of the Company, voting separately as a class. As the current owner of all outsanding shares of Preferred Stock, SRC has nominated Steve Crowder and Steven W. Fox currently as its directors. In addition, Mr. Crowder was elected as President and Chief Executive Officer in connection with the acquisition by SRC of the Preferred Stock in February 2004. Mr. Crowder currently serves as a member of the Board of Directors of SRC and holds shares of common stock and stock options that together represent approximately ___% of SRC’s outstanding common stock, on a fully diluted basis.

The Board of Directors of Decorize approved the Credit Facility, the Letter Agreement and the other matters described in this Information Statement, pursuant to separate votes made at a duly called meeting held the morning of January 13, 2005. In consideration of any perceived conflicts due to their relationships with SRC and Quest, respectively, Mr. Crowder and Mr. Fox abstained from the vote considering approval of the Letter Agreement and the related transactions.

STOCKHOLDER APPROVAL

General

On January 14, 2005, the record date for determination of the shareholders entitled to receive this Information Statement, there were 13,136,735 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders.

Thus, Decorize needed the affirmative vote of at least a majority of the outstanding shares of our common stock, or 6,568,368 shares to approve the actions contemplated herein. Decorize’s Board of Directors, acting at a duly called and held meeting, adopted a resolution approving the Letter Agreement, the Credit Facility and the Securities Transactions. By action of written consent, dated January 14, 2005, our majority shareholders who own 6,823,705 shares, or 51.9% of the issued and outstanding shares of our Common Stock, ratified and approved all of these actions, including approval of the Letter Agreement, amending the Existing Warrants, SRC Note and Preferred Stock, and to approve any additional shares of Common Stock to be issued in connection with the Securities Transactions and any related negotiations with Decorize’s current warrant holders.

Effective Date of Proposed Issuances of Securities and Amendments to Existing Preferred Stock, Warrants and Note

The proposals discussed above will become effective upon issuing the instruments evidencing the referenced securities, which we intend to complete 20 days after this Information Statement is first mailed to our stockholders.

Dissenters' Rights

Stockholders of Decorize do not have the statutory right to dissent and obtain an appraisal of their shares under Delaware law in connection with the Securities Transactions.

Security Ownership Of Certain Beneficial Owners And Management Following The Proposed Transactions

The following table sets forth certain information regarding beneficial ownership of the Common Stock and Preferred Stock as of January 14, 2005, but giving effect to the transactions contemplated by the Letter Agreement, by (i) all persons known by the Company to be the owner of record or beneficially of more than five percent of the outstanding Common Stock and/or the outstanding Preferred Stock, (ii) each director of the Company, and (iii) all directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder identified in the table possesses sole voting and investment power with respect to his shares.

COMMON STOCK        PREFERRED STOCK
Name	Shares Beneficially Owned (1)	Percent of Class (2)	Shares Beneficially Owned (1)	Percent of Class (2)
NestUSA, Inc. 1800 Bering Drive, Suite 755 Houston, TX 77057	1,573,502 (3)	11.0%	-0-	0.0%
Quest Capital Alliance 3140 East Division Springfield, MO 65802	1,584,286 (4)	11.2%	-0-	0.0%
SRC Holdings Corporation 3140 East Division Springfield, MO 65802	1,286,197 (5)	8.9%	500,000	100.0%
Stephen R. Crowder 1938 E. Phelps Springfield, MO 65802	125,000 (6)	*	-0-	0.0%
James K. Parsons 3655 E. Phelps Springfield, MO 65802	3,328,970 (7)	24.1%	-0-	0.0%
Kevin Bohren 3435 Dearborn Ave. #201 Chicago, IL 60404	361,908 (8)	3.3%	-0-	0.0%
Richard Chalker 8830 Catalina St. Prairie Village, KS 66207	-0-	*	-0-	0.0%
Timothy M. Dorgan 350 May Avenue Glen Ellyn, IL 60137	69,101 (9)	*	-0-	0.0%
Steven W. Fox 3140 East Division Springfield, MO 65802	1,619,536 (10)	11.4%	-0-	0.0%
Fabian Garcia 8 A Camden Park Singapore 299799	266,403 (11)	2.0%	-0-	0.0%
Ron Jones 3102 Cabarrus Drive Greensboro, NC 27407	-0-	*	-0-	0.0%
J. Michael Sandel 10823 Dunbrook Houston, TX 77070	711,943	5.4%	-0-	0.0%
Jon T. Baker 6570 E. Farm Rd. 134 Springfield, MO 65802	2,633,741	20.0%	-0-	0.0%
Shane Matthews 1938 E. Phelps Springfield, MO 65802	19,250	*	-0-	0.0%
Alex Budzinsky 1413 St. Mary’s Springfield, MO 65804	-0-	*	-0-	0.0%
All Executive Officers and Directors as a Group (11 persons)(12)	6,645,148	43.3%	-0-	0.0%
____________________________
* Less than 1%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and unless otherwise indicated, represents securities for which the beneficial owner has sole voting and investment power. Any securities held in the name of, and under, the voting and investment authority of a spouse of an executive officer or director have been excluded.

(2)	Reflects the number of shares outstanding on September 9, 2004, and with respect to the percentage calculated for each individual stockholder or group of stockholders, it is assumed that such stockholder or group exercises all of the stock options owned by such individual or group that are exercisable currently or within 60 days of such date.
(3)	Includes 80,000 shares issuable upon exercise of warrants at an exercise price of $4.00 per share, 300,000 shares issuable upon exercise of warrants at an exercise price of $1.50 per share, 216,000 shares issuable upon exercise of warrants at an exercise price of $2.80 per share, 400,000 shares issuable upon exercise of warrants at an exercise price of $1.00 per share, and 157,502 shares issuable upon conversion of a convertible term note, at a conversion price of $1.00 per share. Marwan M. Atalla is the President of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Common Stock owned by it.
(4)	Includes 100,000 shares issuable upon exercise of warrants at an exercise price of $4.00 per share, 357,143 shares issuable upon exercise of warrants at an exercisable price of $2.80 per share, and 600,000 shares issuable upon exercise of warrants at an exercise price of $1.40 per share. Steven W. Fox, a director of the Company, serves on the Management Committee of Quest Capital Alliance and shares control with the other members of the Management Committee with respect to the voting and disposition of the shares owned by Quest. Accordingly, these shares are also included in Mr. Fox’s beneficial ownership.
(5)	Includes 500,000 shares issuable upon conversion of Preferred Stock of the Company, and 750,000 shares issuable upon exercise of warrants at an exercise price of $1.40 per share.
(6)	Includes 125,000 shares issuable upon the exercise of stock options granted under the Company's stock option plan, at an exercise price equal to $1.40 per share.
(7)	Includes 500,000 shares issuable under warrants at an exercise price of $1.40 per share and 200,000 shares issuable under warrants at an exercise price of $1.20 per share.
(8)	Includes 40,000 shares issuable upon the exercise of stock options granted under the Company's stock option plan, at an exercise price ranging from $1.20 to $1.22 per share.
(9)	Includes 33,333 shares issuable upon the exercise of stock options granted under the Company's stock option plan, at an exercise price ranging from $1.20 to $1.22 per share.
(10)	Includes 25,000 shares issuable upon the exercise of stock options granted under the Company's stock option plan, at an exercise price equal to $1.40 per share. Also includes 100,000 shares issuable upon exercise of warrants at an exercise price of $4.00 per share, 357,143 shares issuable upon exercise of warrants at an exercisable price of $2.80 per share, and 600,000 shares issuable upon exercise of warrants at an exercise price of $1.40 per share, which are held by Quest Capital Alliance. Steven W. Fox, a director of the Company, serves on the Management Committee of Quest Capital Alliance and shares control with the other members of the Management Committee with respect to the voting and disposition of the shares owned by Quest.
(11)	Includes 53,333 shares issuable upon the exercise of stock options granted under the Company's stock option plan, at an exercise price ranging from $1.20 to $1.22 per share and another 20,000 shares issuable upon exercise of warrants at an exercise price of $3.00 per share.
(12)	Includes all executive officers and directors of the Company, as a group, as of September 9, 2004.

FINANCIAL AND OTHER INFORMATION
The financial statements of Decorize for the period ending September 30, 2004, were filed in our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004, copy of which is being sent to all of Decorize’s stockholders along with this Information Statement. These statements were prepared by Decorize's management.

DELIVERY OF DOCUMENTS TO
SECURITY HOLDERS SHARING AN ADDRESS.

Only one copy of this Information Statement is being delivered to multiple stockholders sharing an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of this document was delivered. A stockholder may mail a written request to Decorize, Inc., Attention: Secretary, 1938 E. Phelps, Springfield, Missouri 65802, or call (417) 879-3326, to request:

•	a separate copy of this Information Statement;
•	a separate copy of Information Statements or Annual Reports of the Company in the future; or
•	delivery of a single copy of Information Statements or Annual Reports of the Company, if such stockholder is receiving multiple copies of those documents.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On January 3, 2003, Decorize dismissed its independent public accountants, Ernst & Young LLP. The decision to change accountants was recommended and approved by our board of directors on that same date, following the recommendation of Decorize's audit committee. From April 12, 2002, the date of our former accountant's engagement, until January 3, 2003, there were no disagreements with Ernst & Young LLP on any matter of accounting principle or practice, financial statement disclosure or auditing scope of procedure, which disagreements, if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. None of the former accountant's reports on the company's financial statements for the period of their engagement with Decorize contained an adverse opinion or disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles.

The letter from the former accountants to the office of the Chief Accountant of the SEC stating that they are in agreement with the above statements is attached to Decorize's Form 8-K filed with the SEC on January 6, 2003.

Effective January 6, 2003, Decorize engaged BKD, LLP, as its independent public accountants. During the two most recent twelve month periods ending June 30, 2002 and June 30, 2001 and the period of July 1, 2002 through January 3, 2003, neither Decorize, nor anyone on behalf of Decorize, consulted BKD regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter that was the subject of a disagreement or a reportable event; and such matters were not an important factor in reaching a decision to engage BKD as our independent public accountants. Decorize instructed BKD to audit its financial statements for the year ended June 30, 2002, in addition to completing its normal year end audit of its fiscal 2003 financials.

OTHER AVAILABLE INFORMATION

We are subject to the reporting requirements of the SEC. Accordingly, we are required to file current reports with the SEC including annual reports, quarterly reports, proxy or information statements, and current reports as required by SEC rules. All reports that we file electronically with the SEC are available for viewing free of charge over the Internet via the SEC's EDGAR system at http://www.sec.gov. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this prospectus. Requests should be directed to Stephen R. Crowder, our President and Chief Executive Officer.

We are filing a registration statement with the SEC on Form SB-2 under the Securities Act of 1933 in connection with the securities offered in this prospectus. This prospectus does not contain all of the information that is in the registration statement, and you may inspect without charge, and copy all materials that we file with the SEC, at the public reference room maintained by the SEC at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of these materials may also be obtained at prescribed rates by calling the SEC public reference room at 1-800-SEC-0330.